SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported) February 4, 2002




                               SPRINT CORPORATION
             (Exact name of Registrant as specified in its charter)

          Kansas                  1-04721                  48-0457967
(State of Incorporation)  (Commission File Number)      (I.R.S. Employer
                                                       Identification No.)


       2330 Shawnee Mission Parkway, Westwood, Kansas         66205
             (Address of principal executive offices)      (Zip Code)


   Registrant's telephone number, including area code      (913) 624-3000



          (Former name or former address, if changed since last report)


                  P. O. Box 11315, Kansas City, Missouri 64112
                (Mailing address of principal executive offices)

Item 5.  Other Events.

     1.    Press  Release.  On February 4, 2002,  the  registrant
("Sprint") announced its fourth quarter and annual results for the fiscal year ending December 31, 2001. The press release was as follows:

   Sprint Announces Fourth Quarter and Full-Year 2001 Results

The Sprint FON Group (NYSE: FON) is comprised of Sprint's Global Markets Division, Local Telecommunications Division and product distribution and directory publishing businesses.

The Sprint PCS Group (NYSE: PCS) consists of Sprint's mobile wireless operations.

EXPLANATORY COMMENT: In the fourth quarter of 2001, Sprint recorded one-time items related to the write-down of assets supporting its integrated on-demand network (ION), costs associated with its corporate restructuring as well as litigation in its Global Markets Division. These charges reduced FON Group 2001 fourth quarter operating income and EBITDA (as measured by operating income or loss plus depreciation and amortization) by $1.8 billion, income from continuing operations by $1.1 billion and diluted earnings per share by $1.29. These charges increased PCS Group 2001 fourth quarter operating loss by $10 million and loss from continuing operations by $7 million and reduced EBITDA by $10 million. In prior 2001 quarters, the FON Group recorded one-time items associated with the write-down or sale of equity investments as well as a benefit plan curtailment gain. Total 2001 one-time items reduced FON Group operating income and EBITDA by $1.8 billion, income from continuing operations by $1.2 billion and diluted earnings per share by $1.38.

In the fourth quarter of 2000, the FON Group recorded one-time items related to the write-down of goodwill and other related assets of its professional services business and certain equity investments. These charges reduced FON Group 2000 fourth quarter operating income and EBITDA as measured by operating income or loss plus depreciation and amortization by $238 million, income from continuing operations by $261 million and diluted earnings per share by 30 cents. In prior 2000 quarters, the FON Group recorded one-time items associated with the terminated WorldCom merger, a gain on the sale of an independent directory publishing business and net gains on investing activities. Total 2000 one-time items reduced FON Group operating income and EBITDA by $401 million, income from continuing operations by $322 million and diluted earnings per share by 36 cents. Total 2000 one-time items associated with the terminated WorldCom merger increased PCS Group operating loss and reduced EBITDA by $24 million.

The accompanying discussion of operating results excludes these one-time items.

Kansas City, Mo., - February 4, 2002 - Sprint today announced record consolidated revenues for the fourth quarter and full-year 2001. Fourth quarter consolidated revenues were $6.66 billion, up 7 percent from the fourth quarter of last year. Full year 2001 consolidated revenues were $26.07 billion, a 10 percent increase from $23.61 billion last year.

"2001 has been a year of significant challenges with the economy impacting all segments of our business. Some areas of our company have grown remarkably well, while others fell short of expectations," said William T. Esrey, Sprint's chairman and chief executive officer. "Despite this difficult environment, our wireless division led the industry in customer growth for the third year in a row, and our plans to introduce third generation wireless services nationwide are on target for later this year. Our local operation this year consistently delivered strong operating performance and bottom line improvement. Our Global Markets Division bore the brunt of the past year's economic downturn, excess capacity and pricing pressures. Overall, the industry continues to experience unprecedented change. While traditional voice services have been impacted, we continue to invest in building our Internet and data capabilities, positioning Sprint in the fastest growing industry segments - wireless, data services and the Internet."


  SPRINT PCS GROUP HIGHLIGHTS

     o The PCS Group, with its affiliate partners, reported 1.5 million new customers, leading the U.S. wireless industry in net customer growth for the 14th consecutive quarter. The fourth-quarter subscriber growth included 1.11 million direct customer additions and 381,000 affiliate customer additions. For the full year, Sprint PCS and its affiliates added more than 5 million customers, nearly 500,000 more customers than were added in 2000. Sprint's wireless division ended 2001 with more than
       15.8 million customers, including affiliates, who account for just over 2 million of that total.
     o Total revenues increased 42 percent to $2.76 billion in the fourth quarter compared to $1.94 billion a year ago. Total 2001 revenues rose 53 percent to $9.73 billion from $6.34 billion in 2000.
     o Average monthly revenue per user (ARPU) for the quarter grew to approximately $61, compared to $60 a year ago. For the year, ARPU was $61, up 3 percent from $59 last year.
     o EBITDA was $367 million compared to $21 million in the fourth quarter of 2000. For the year, EBITDA was $1.51 billion compared to a $27 million loss for 2000. The PCS Group has now achieved positive EBITDA for seven consecutive quarters.
     o Customer churn rate during the quarter was 3 percent compared to 2.8 percent in the fourth quarter a year ago. The full year churn rate for 2001 was 2.6 percent compared to 2.8 percent in 2000.
     o Capital expenditures were $890 million for the quarter and $3.75 billion in 2001.

Sprint operates the nation's largest all-digital, single-frequency PCS wireless network with coverage now extending to a population of more than 247 million, or approximately 85 percent of the country after the inclusion of affiliates. A key driver of customer growth is the continued expansion of national distribution channels. By the end of the year, Sprint wireless products and services were sold in more than 17,000 locations, including more than 400 Sprint stores nationwide.

"Sprint's customer growth in wireless is truly unmatched," Esrey said. "Our focus this year will be to continue to increase profitability, build upon Sprint's unsurpassed clarity in voice services and make third-generation (3G) data simple, accessible, fast, clear and valuable for consumers and businesses across the country."

Third Generation wireless is expected to allow Sprint to offer data services at peak speeds of 144 kbps per second this year and more than 3 megabits per second within two years, eclipsing standard 56 kbps dial-up Internet connections. Sprint continues to be on track in preparing its network infrastructure for the upcoming launch of 3G services.

To help boost the productivity of business customers, Sprint announced several alliances in the quarter that expand the suite of wireless data products and services offered as part of Sprint PCS Wireless Web for Business. One new solution, Sprint PCS Business Connection (SM) Personal Edition, will allow customers to access corporate e-mail, calendar and contacts real-time anywhere on the Sprint nationwide wireless network.


SPRINT FON GROUP HIGHLIGHTS
  o Fourth quarter revenues were $4.01 billion compared to $4.39 billion in the same period a year ago. For the year, revenues were $16.92 billion, a decrease of 4 percent from $17.69 billion in 2000.
  o FON Group operating income in the quarter decreased 38 percent to $371 million from $598 million a year ago. In the fourth quarter, Sprint announced the discontinuation of ION consumer and business offerings and a corporate restructuring. Excluding losses for ION, operating income for the quarter would have been $428 million compared to $758 million a year ago. Operating income fell 36 percent in 2001 to $1.81 billion from $2.83 billion in the prior year.
  o EBITDA was $975 million, down 18 percent from $1.20 billion in the fourth quarter a year ago. Excluding losses for ION, EBITDA for the quarter would have been $1.03 billion compared to $1.33 billion a year ago. For the year, EBITDA was $4.26 billion compared to $5.10 billion in 2000.
  o Income from continuing operations was $238 million in the fourth quarter, a decline of 34 percent from $359 million a year ago. Income from continuing operations for the year decreased 33 percent to $1.08 billion from $1.61 billion in 2000.
  o Fourth quarter diluted earnings per share was 27 cents compared to 41 cents a year ago. Excluding losses for ION, diluted earnings per share for the quarter would have been 31 cents compared to 53 cents a year ago. For the year, diluted earnings per share was $1.22 compared to $1.81 in 2000. Excluding losses from ION, diluted earnings per share for the year would have been $1.60 compared to $2.18 a year ago.
  o Capital expenditures were $1.40 billion for the quarter and $5.30 billion for 2001.

"While 2001 has clearly been a challenging year, I believe the FON Group is positioned well in the local service market and in the high-growth Internet and data segments," Esrey said. "The local division has generated strong returns and steady growth, and its $6 billion revenue stream and solid operating margins provide a firm underpinning for the FON Group.

"Following a year in which we made the difficult decision to abandon our ION initiatives, we have sharpened our focus on enterprise data and Internet services in 2002 as we attempt to better balance our revenue mix between data and voice. At the same time, we will aggressively manage operating costs to improve our profit trajectory."

Local Telecommunications Division (The following discussion assumes that the transfer of a customer service operation to the PCS Group in the 2000 second quarter and a change to transfer pricing for certain transactions between the local division and the directory publishing business in the 2000 third quarter occurred at the beginning of 2000.)

  o Revenues were up 1 percent for the quarter compared to the same period last year and 2 percent in 2001 compared to 2000. For the quarter, revenues were $1.58 billion compared to $1.56 billion a year ago. For the year, revenues were $6.25 billion compared to $6.11 billion in 2000.
  o Operating income increased 15 percent in the quarter to $511 million from $443 million a year ago. Operating income for 2001 was $1.89 billion, up 9 percent from $1.74 billion in 2000.
  o Total access lines declined 1 percent during the last 12 months. Voice grade equivalent lines grew 13 percent from a year ago.
  o EBITDA in the quarter increased 7 percent to $791 million from $737 million in the previous fourth quarter. EBITDA for the year was $3.01 billion, a 5 percent increase from $2.88 billion last year.

The Local Telecommunications Division increased sales of DSL services to both residential and business customers in the quarter and the year. DSL capable lines increased to 2.9 million by the year's end and penetration reached 1.9 percent of capable lines in Sprint's local territories.

The local division announced during the quarter a four-year $1.1 billion dollar contract with Nortel Networks to provide equipment for phase one of a circuit to packet network conversion project. The project calls for the conversion of the existing digital circuit switched network to a packet switched network beginning in January 2003.

The division also continued to increase its base of bundled service plan customers during the quarter and the year. Approximately 25 percent of Sprint's local residential customers and 16 percent of its business customers subscribed to a bundled service plan by year's end. As a result of successful bundling, the local division continued to grow customer share in the long distance market. At the end of the fourth quarter, just over 45 percent of Sprint's local residential customers and 37 percent of its business customers subscribed to Sprint long distance.

Global Markets Division (The following discussion assumes that the Sprint ION termination occurred at the beginning of 2000.)
  o Revenues in the Global Markets Division for the quarter were down from a year ago due largely to increased pricing pressures in the long distance voice segment, declines in higher margin consumer services revenues and wireless replacement. Fourth quarter revenues were $2.28 billion compared to $2.57 billion a year ago. In 2001, revenues were $9.90 billion compared to $10.52 billion in 2000.
  o Operating loss for the quarter was $139 million compared to operating income of $252 million a year ago. Operating income for 2001 was $201 million compared to operating income of $1.36 billion in 2000.
  o EBITDA in the fourth quarter was $187 million compared to $527 million for the same period last year. For the year, EBITDA was $1.40 billion compared to $2.40 billion in 2000.
  o Long distance calling volumes rose 19 percent for the quarter and 20 percent for the year.

In the Global Markets division, fourth quarter voice revenues declined 13 percent compared to a year ago, due primarily to continued pricing pressures. For the full year, voice revenues were down 6 percent compared to 2000.

Aggressive pricing and a sagging economy impacted enterprise data revenues as well. Overall, data revenues declined by approximately 13 percent in the fourth quarter and were flat for 2001 compared to 2000. While quarterly revenues for ATM increased at a mid-single digit rate and 2001 ATM revenues increased 21 percent for the year compared to 2000, Frame Relay and Private Line revenues declined compared to the same quarter a year ago and full-year 2000.

In the Internet market, dedicated IP revenues increased in the quarter by 20 percent compared to the same period a year ago and 34 percent in 2001 compared to 2000. However, overall IP revenues for the quarter were impacted by lower Dial IP revenues and were flat compared to the same period last year. For the year, overall IP revenues were up 9 percent to $1 billion compared to $920 million in 2000.

During the quarter, Sprint announced that eBay had chosen Sprint to handle its web hosting services as a manageable and cost-effective solution to provide additional redundancy and recovery capabilities. Also during the year, Sprint announced strategic alliances with Sun, iPlanet, BroadVision, I2 and Cisco to strengthen the delivery of end-to-end Internet and data solutions for business customers.

Product Distribution and Directory Publishing
  o Revenues in the quarter were $360 million compared to $508 million a year ago. Annual revenues were $1.76 billion compared to $1.94 billion in 2000.
  o Operating income decreased 18 percent to $61 million in the fourth quarter from $74 million a year ago. Annual operating income increased to $291 million in 2001 compared to $284 million in 2000. Declines in revenues and operating income during the quarter and for the full year were largely attributable to reduced equipment sales.

Business Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Sprint expects FON Group earnings per share, excluding losses for ION, to approach $1.40 for the full year, which would be at the low end of previous guidance. The current mean analyst estimate for FON Group earnings is $1.35, which Sprint believes could include as much as five cents of losses related to ION. The company currently expects FON Group EBITDA to approach $4.6 million for the year 2002. FON Group capital expenditures are expected to be around $3.4 billion.

Fourth quarter results for the PCS Group and the industry suggest that growth in the near-term will be slower than anticipated just a few months ago. Previous estimates for PCS subscriber growth for 2002 of 3.6 million to 3.7 million net customer additions were largely based on what was then a consensus forecast of incremental industry penetration of about 22 million new users. This industry consensus is now closer to 17 million. Assuming Sprint maintains a consistent share of customer acquisitions with this lower industry forecast, PCS subscriber growth would be forecasted to be approximately 3 million net additions or slightly better for 2002.

In response to an expected lower level of near-term growth, Sprint expects to adjust spending and investment to continue focusing on profitability. Full-year PCS Group EBITDA expectations continue to be approximately $3 billion, or roughly double 2001 levels.

Full-year 2002 capital expenditures are now expected to be approximately $3.4 billion, compared to previous guidance of around $3.5 billion. Sprint will continue to monitor economic developments closely and intends to adjust spending and capital investment in concert with growth.

Sprint's overall incremental cash requirements in 2002 are now expected to be approximately $1.7 billion and without any NextWave spectrum requirements, this would be reduced to about $1.4 billion. Sprint continues to have flexibility in terms of access to the capital markets and can readily meet its funding needs. The company also continues to believe financing can be partially sourced through asset monetization.

CONFERENCE CALL INFORMATION
Conference calls elaborating on the company's fourth quarter and 2001 results and the business outlook are scheduled for the afternoon of February 4. Management will discuss PCS Group earnings at 4:30 p.m. EST in a conference call with a live Q&A session. The call-in numbers are (toll free) 866-215-1938 or 800-377-4273. For international callers, call 816-650-0742 or 816-650-0771. A continuous replay will be available immediately following the conference call and can be accessed by dialing (toll free) 888-775-8673 or, internationally, 402-220-1325. Replays of the call can also be accessed through our web site at www.sprint.com. This replay will be available through February 18, 2002.

The FON Group earnings report will be discussed in a conference call with a live Q&A session at 5:30 p.m. EST. The call-in numbers are (toll free) 1-800-377-4273 or 866-215-1938. For international callers, call 816-650-0771 or 816-650-0742. A continuous replay will be available immediately following the conference call and can be assessed by dialing 888-775-8696 (toll free) or 402-220-1326 internationally. Replays also can be accessed through our web site, www.sprint.com This replay will be available through February 18, 2002.

Audiocasts of the conference calls will be available simultaneously on our web site, www.sprint.com. A link to the audiocast will be posted on our web site in advance of the release date. Please note that questions may only be submitted through the conference call option.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release includes "forward-looking statements" within the meaning of securities laws. The statements in this press release regarding the business outlook as well as other statements that are not historical facts are forward-looking statements. The words "estimate," "project," "intend," "expect," "believe," and similar expressions identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, Sprint has made assumptions regarding, among other things, customer and network usage, customer growth, pricing, costs to acquire customers and to provide services, and the economic environment. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

  o the effects of vigorous competition in the markets in which Sprint operates;
  o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;
  o the ability of the PCS Group to continue to grow a significant market presence;
  o the effects of mergers and consolidations within the telecommunications industry;
  o  the uncertainties related to Sprint's strategic investments;

  o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;
  o  the impact of new technologies on Sprint's business;
  o  unexpected results of litigation filed against Sprint;
  o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996, or other external factors over which Sprint has no control;
  o and other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission ("SEC").

Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. Sprint provides a detailed discussion of risk factors in periodic SEC filings as well as its registration statements (see Registration No. 333-75578) and you are encouraged to review these filings.

About Sprint
Sprint is a global communications company serving over 23 million business and residential customers in more than 70 countries. With more than 80,000 employees worldwide and over $26 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state of the art network technologies, including the United States' first nationwide all-digital, fiber-optic network. Sprint's award-winning Tier 1 Internet backbone is being extended to key global markets to provide customers with a broad portfolio of scalable IP products. Sprint's high-capacity, high-speed network gives customers fast, dependable, non-stop access to the vast majority of the world's Internet content. Sprint also operates the largest 100-percent digital, nationwide PCS wireless network in the United States, already serving the majority of the nation's metropolitan areas including more than 4,000 cities and communities.


                                                                                     Sprint Corporation
                                                                            CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                              (millions, except per share data)


                                                                                              Sprint Corporation
                                                                                      -----------------------------------
                                                                                                 Consolidated
-------------------------------------------------------------------------------------------------------------------------
Quarters Ended December 31,                                                                2001               2000
-------------------------------------------------------------------------------------------------------------------------


Net operating revenues                                                                       $ 6,656             $ 6,223
-------------------------------------------------------------------------------------------------------------------------
Operating expenses
 Costs of services and products                                                                3,347               3,079
 Selling, general and administrative (1)                                                       1,991               1,927
 Depreciation                                                                                  1,093                 957
 Amortization                                                                                     60                 152
 Restructuring and asset impairments (2)                                                       1,814                 238
-------------------------------------------------------------------------------------------------------------------------
 Total operating expenses                                                                      8,305               6,353
-------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                                                       (1,649)               (130)
Interest expense                                                                                (274)               (273)
Intergroup interest charge                                                                         -                   -
Other expense, net (3)                                                                           (46)               (169)
-------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                                             (1,969)               (572)
Income tax (expense) benefit                                                                     735                 158
-------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                                      (1,234)               (414)
Extraordinary items, net                                                                           -                  (1)
-------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                             (1,234)               (415)
Preferred stock dividends (paid) received                                                         (2)                 (1)
-------------------------------------------------------------------------------------------------------------------------
Earnings (Loss) applicable to common stock                                                  $ (1,236)             $ (416)
                                                                                      -----------------------------------

Diluted earnings (loss) per common share (4)
 Net income - excluding one-time items
 One-time items (1,2,3)
-------------------------------------------------------------------------------------------------------------------------
 Income (loss) from continuing operations
 Extraordinary items
-------------------------------------------------------------------------------------------------------------------------
 Total
Diluted weighted average common shares outstanding (5)
Basic earnings (loss) per common share

     The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

(1)  In the fourth quarter of 2001, Sprint recorded a charge for litigation in the Global Markets Division which reduced operating income by $24 million and income from continuing operations by $15 million, or $0.02 per share.

(2)  In the 2001 fourth quarter, Sprint recorded a restructuring charge and asset impairment of $1,814 million representing the termination of Sprint ION, as well as additional steps to reduce overall operating costs.  The charge to the FON Group was
     $1,804 million which reduced income from continuing operations by $1,129 million, or $1.27 per share.  The charge to the PCS group was $10 million which increased loss from continuing operations by $7 million.

     In the 2000 fourth quarter, Sprint recorded a $238 million asset impairment representing the write-down of the Global
     Markets Division's Paranet operations which reduced the FON Group's income from continuing operations by $152 million, or
     $0.17 per share.

(3)  In the 2000 fourth quarter, the FON Group recorded one-time charges of $122 million related to write-downs of certain equity investments which reduced income from continuing operations by $109 million, or $0.13 per share.

(4)  As the effects of including the incremental shares associated with options and ESPP shares are antidilutive, both basic earnings per share and diluted earnings per share reflect the same calculation in these condensed statements of consolidated operations for the fourth quarter ended December 31, 2001 and PCS's fourth quarter ended December 31, 2000.

(5)  As the effects of including the incremental shares associated with options and ESPP shares are antidilutive, they are not included in the weighted average common shares outstanding for the fourth quarter ended December 31, 2001 and PCS's fourth quarter ended December 31, 2000.









   Eliminations/Reclassifications                 Sprint FON Group                       Sprint PCS Group
--------------------------------------    ----------------------------------    ------------------------------------
      2001                 2000                2001               2000               2001                2000
--------------------------------------    ----------------------------------    ------------------------------------

          $ (115)              $ (109)            $ 4,012           $ 4,394             $ 2,759             $ 1,938
--------------------------------------    ----------------------------------    ------------------------------------

            (115)                (109)              1,978             2,059               1,484               1,129
               -                    -               1,083             1,139                 908                 788
               -                    -                 604               581                 489                 376
               -                    -                   -                17                  60                 135
               -                    -               1,804               238                  10                   -
--------------------------------------    ----------------------------------    ------------------------------------
            (115)                (109)              5,469             4,034               2,951               2,428
--------------------------------------    ----------------------------------    ------------------------------------
               -                    -              (1,457)              360                (192)               (490)
               -                    5                 (75)              (79)               (199)               (199)
               -                    -                  74                61                 (74)                (61)
             (11)                  (5)                 (4)             (137)                (31)                (27)
--------------------------------------    ----------------------------------    ------------------------------------
             (11)                   -              (1,462)              205                (496)               (777)
               4                    -                 556              (107)                175                 265
--------------------------------------    ----------------------------------    ------------------------------------
              (7)                   -                (906)               98                (321)               (512)
               7                    -                   -                (1)                 (7)                  -
--------------------------------------    ----------------------------------    ------------------------------------
               -                    -                (906)               97                (328)               (512)
               -                    -                   2                 2                  (4)                 (3)
--------------------------------------    ----------------------------------    ------------------------------------
             $ -                  $ -              $ (904)             $ 99              $ (332)             $ (515)
--------------------------------------    ----------------------------------    ------------------------------------


                                                   $ 0.27            $ 0.41             $ (0.32)            $ (0.53)
                                                    (1.29)            (0.30)                  -                   -
--------------------------------------    ----------------------------------    ------------------------------------
                                                    (1.02)             0.11               (0.32)              (0.53)
                                                        -                 -               (0.01)                  -
--------------------------------------    ----------------------------------    ------------------------------------
                                                  $ (1.02)           $ 0.11             $ (0.33)            $ (0.53)
                                          ----------------------------------    ------------------------------------
                                                    888.4             886.8             1,007.5               975.4
                                          ----------------------------------    ------------------------------------
                                                  $ (1.02)           $ 0.11             $ (0.33)            $ (0.53)
                                          ----------------------------------    ------------------------------------




                                                                                       Sprint Corporation
                                                                             CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                               (millions, except per share data)


                                                                                                 Sprint Corporation
                                                                                       ---------------------------------------
                                                                                                    Consolidated
                                                                                       ---------------------------------------


------------------------------------------------------------------------------------------------------------------------------
Year-to-Date December 31,                                                                    2001                  2000
------------------------------------------------------------------------------------------------------------------------------

Net operating revenues                                                                          $ 26,071             $ 23,613
------------------------------------------------------------------------------------------------------------------------------
Operating expenses
 Costs of services and products                                                                   12,995               11,620
 Selling, general and administrative (1)                                                           7,325                6,919
 Depreciation                                                                                      4,217                3,538
 Amortization                                                                                        382                  606
 Restructuring and asset impairments (2)                                                           1,814                  238
 Merger related costs (3)                                                                              -                  187
------------------------------------------------------------------------------------------------------------------------------
 Total operating expenses                                                                         26,733               23,108
------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                                                             (662)                 505
Interest expense                                                                                  (1,181)                (990)
Intergroup interest charge                                                                             -                    -
Other expense, net (4)                                                                              (183)                (217)
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes                                      (2,026)                (702)
Income tax (expense) benefit                                                                         624                  126
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                                          (1,402)                (576)
Discontinued operation, net                                                                            -                  675
Extraordinary items, net                                                                              (1)                  (4)
Cumulative effect of changes in accounting principles, net                                             2                   (2)
------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                                 (1,401)                  93
Preferred stock dividends (paid) received                                                             (7)                  (7)
------------------------------------------------------------------------------------------------------------------------------
Earnings (Loss) applicable to common stock                                                      $ (1,408)                $ 86
                                                                                       ---------------------------------------

Diluted earnings (loss) per common share (5)
 Net income - excluding one-time items
 One-time items (1,2,3,4)
------------------------------------------------------------------------------------------------------------------------------
 Income (loss) from continuing operations
 Discontinued operation
 Extraordinary items
------------------------------------------------------------------------------------------------------------------------------
 Total
Diluted weighted average common shares outstanding (6)
Basic earnings (loss) per common share

     The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.


(1)  In the fourth quarter of 2001, Sprint recorded a charge for litigation in the Global Markets Division which reduced operating income by $24 million and income from continuing operations by $15 million, or $0.02 per share.

(2)  In the 2001 fourth quarter, Sprint recorded a restructuring charge and asset impairment of $1,814 million representing the termination of Sprint ION, as well as additional steps to reduce overall operating costs.  The charge to the FON Group was
     $1,804 million which reduced income from continuing operations by $1,129 million, or $1.27 per share.  The charge to the PCS group was $10 million which increased loss from continuing operations by $7 million.

     In the 2000 fourth quarter, Sprint recorded a $238 million asset impairment representing the write-down of the Global Markets
     Division's Paranet operations which reduced the FON Group's income from continuing operations by $152 million, or $0.17 per share.

(3)  Represents costs recorded in the 2000 second quarter associated with the proposed WorldCom merger, which was terminated.
     These charges reduced FON Group income from continuing operations by $105 million, or $0.12 per share and increased PCS Group loss from continuing operations by $16 million, or $0.02 per share.

(4)  In the 2001 third quarter, the FON Group recorded in Other expense, net, one-time charges of $62 million which reduced income from continuing operations of $90 million or $0.10 per share.  These amounts included a write-down of an equity investment for
     $157 million with the same impact on income from continuing operations or $0.18 per share, and a loss on the sale of an investment of $25 million which reduced income from continuing operations of $8 million or $0.01 per share.  Additionally,
     Sprint modified certain retirement plan benefits resulting in a curtailment gain of $120 million which increased income from continuing operations of $75 million or $0.09 per share.  In the 2001 first quarter, the FON Group recorded net gains on investment activities of $14 million which increased income from continuing operations by $9 million or $0.01 per share.

     In the 2000 fourth quarter, the FON Group recorded one-time charges of $122 million related to write-downs of certain equity investments which reduced income from continuing operations by $109 million, or $0.12 per share.  In the 2000 second quarter, the FON Group recorded a gain on sale of an independent directory publishing operation of $45 million, which increased income from continuing operations by $27 million, or $0.03 per share.  In the 2000 first quarter, the FON Group recorded net gains on investment activities of $26 million, which increased income from continuing operations by $17 million, or $0.02 per share.
     In the 2000 first quarter, the PCS Group recorded a gain on sale of network infrastructure and the right to manage customers to a PCS affiliate of $28 million, which decreased PCS Group loss from continuing operations by $18 million, or $0.02 per share.

(5)  As the effects of including the incremental shares associated with options and ESPP shares are antidilutive, both basic earnings per share and diluted earnings per share reflect the same calculation in these condensed statements of consolidated operations for the  year ended December 31, 2001 and PCS's year ended December 31, 2000.

(6)  As the effects of including the incremental shares associated with options and ESPP shares are antidilutive, they are not included in the weighted average common shares outstanding for the year ended December 31, 2001 and PCS's year ended December
     31, 2000.








   Eliminations/Reclassifications                 Sprint FON Group                       Sprint PCS Group
-------------------------------------    -----------------------------------    -----------------------------------
      2001                2000                2001               2000                2001                2000
-------------------------------------    -----------------------------------    -----------------------------------



          $ (578)             $ (416)           $ 16,924           $ 17,688             $ 9,725            $ 6,341
-------------------------------------    -----------------------------------    -----------------------------------

            (578)               (416)              8,278              8,094               5,295              3,942
               -                   -               4,408              4,493               2,917              2,426
               -                   -               2,431              2,199               1,786              1,339
               -                   -                  18                 68                 364                538
               -                   -               1,804                238                  10                  -
               -                   -                   -                163                   -                 24
-------------------------------------    -----------------------------------    -----------------------------------
            (578)               (416)             16,939             15,255              10,372              8,269
-------------------------------------    -----------------------------------    -----------------------------------
               -                   -                 (15)             2,433                (647)            (1,928)
              15                  19                (345)              (313)               (851)              (696)
               -                   -                 288                237                (288)              (237)
             (26)                (19)                (56)              (187)               (101)               (11)
-------------------------------------    -----------------------------------    -----------------------------------
             (11)                  -                (128)             2,170              (1,887)            (2,872)
               4                   -                 (18)              (878)                638              1,004
-------------------------------------    -----------------------------------    -----------------------------------
              (7)                  -                (146)             1,292              (1,249)            (1,868)
               -                   -                   -                675                   -                  -
               7                   -                  (1)                (1)                 (7)                (3)
               -                   -                   -                 (2)                  2                  -
-------------------------------------    -----------------------------------    -----------------------------------
               -                   -                (147)             1,964              (1,254)            (1,871)
               -                   -                   7                  7                 (14)               (14)
-------------------------------------    -----------------------------------    -----------------------------------
             $ -                 $ -              $ (140)           $ 1,971            $ (1,268)          $ (1,885)
-------------------------------------    -----------------------------------    -----------------------------------


                                                  $ 1.22             $ 1.81             $ (1.27)           $ (1.95)
                                                   (1.38)             (0.36)                  -                  -
-------------------------------------    -----------------------------------    -----------------------------------
                                                   (0.16)              1.45               (1.27)             (1.95)
                                                       -               0.76                   -                  -
                                                       -                  -               (0.01)                 -
-------------------------------------    -----------------------------------    -----------------------------------
                                                 $ (0.16)            $ 2.21             $ (1.28)           $ (1.95)
                                         -----------------------------------    -----------------------------------
                                                   886.8              892.4               989.7              966.5
                                         -----------------------------------    -----------------------------------
                                                 $ (0.16)            $ 2.24             $ (1.28)           $ (1.95)
                                         -----------------------------------    -----------------------------------





                                                                          Sprint Corporation
                                                                      SELECTED OPERATING RESULTS
                                                                              (millions)


                                                          Quarters Ended                            Year-to-Date
                                                           December 31,                             December 31,
                                             ---------------------------------------   --------------------------------------
                                                    2001                  2000               2001                 2000
                                             ---------------------------------------   --------------------------------------


Global Markets Division
 Net operating revenues
  Voice                                          $  1,508              $ 1,724            $  6,644              $   7,094
  Data                                                444                  508               1,956                  1,937
  Internet                                            244                  244               1,003                    920
  Other                                                85                   92                 313                    577
------------------------------------------------------------------------------------    --------------------------------------
  Net operating revenues                            2,281                2,568               9,916                 10,528
------------------------------------------------------------------------------------    --------------------------------------
 Operating expenses
  Costs of services and products                    1,443                1,409               6,004                  5,558
  Selling, general and administrative (1)             732                  765               2,955                  3,026
  Depreciation and amortization                       326                  302               1,318                  1,121
  Restructuring and asset impairments (2)           1,688                  238               1,688                    238
------------------------------------------------------------------------------------    --------------------------------------
  Total operating expenses                          4,189                2,714              11,965                  9,943
------------------------------------------------------------------------------------    --------------------------------------
 Operating income (loss)                         $ (1,908)             $  (146)           $ (2,049)             $     585
                                             ---------------------------------------    --------------------------------------


Local Division
 Net operating revenues
  Local service                                  $    740              $   725            $  2,939              $   2,846
  Network access                                      511                  490               2,032                  1,987
  Long distance                                       182                  181                 731                    717
  Other                                               145                  162                 545                    605
-------------------------------------------------------------------------------------    --------------------------------------
  Net operating revenues                            1,578                1,558               6,247                  6,155
-------------------------------------------------------------------------------------    --------------------------------------
 Operating expenses
  Costs of services and products                      479                  501               1,955                  1,965
  Selling, general and administrative                 308                  320               1,280                  1,288
  Depreciation                                        280                  294               1,120                  1,139
  Restructuring and asset impairments (2)             109                    -                 109                      -
--------------------------------------------------------------------------------------   --------------------------------------
  Total operating expenses                          1,176                1,115               4,464                  4,392
--------------------------------------------------------------------------------------   --------------------------------------
 Operating income                                $    402              $   443            $  1,783              $   1,763
                                               ---------------------------------------   --------------------------------------

Product Distribution and Directory Publishing
 Net operating revenues                          $    360               $  508            $  1,762              $   1,936
                                               ---------------------------------------   --------------------------------------
 Operating income                                $     54               $  74             $    284              $     284
                                               ---------------------------------------   --------------------------------------




See description of footnotes on the following page.






                                                                          Sprint Corporation
                                                                      SELECTED OPERATING RESULTS
                                                                              (millions)


                                                           Quarters Ended                            Year-to-Date
                                                             December 31,                             December 31,
                                               ---------------------------------------   --------------------------------------
                                                     2001                  2000               2001                 2000
                                               ---------------------------------------   --------------------------------------


PCS Group
 Net operating revenues                            $ 2,759              $ 1,938              $ 9,725               $  6,341
--------------------------------------------------------------------------------------   --------------------------------------
 Operating expenses
  Costs of services and products                     1,484                1,129                5,295                  3,942
  Selling, general and administrative                  908                  788                2,917                  2,426
  Depreciation                                         489                  376                1,786                  1,339
  Amortization                                          60                  135                  364                    538
  Restructuring and asset impairments (2)               10                    -                   10                      -
  Merger related costs                                   -                    -                    -                     24
--------------------------------------------------------------------------------------   --------------------------------------
  Total operating expenses                           2,951                2,428               10,372                  8,269
--------------------------------------------------------------------------------------   --------------------------------------
 Operating loss                                    $  (192)             $  (490)            $   (647)              $ (1,928)
                                               ---------------------------------------   --------------------------------------



Unallocated Corporate Operations and
Intercompany Eliminations
  Net operating revenues                           $ (322)              $  (349)            $ (1,579)              $ (1,347)
                                               --------------------------------------------------------------------------------
  Operating income (3)                             $   (5)              $   (11)            $    (33)              $   (199)
                                               ---------------------------------------   --------------------------------------



Sprint's FON Group reporting segments are intended to reflect the operating  results of its global markets, local services, and product distribution and directory publishing businesses.  The Global Markets segment includes domestic and international voice services (except for consumer services provided to customers within Sprint's local franchise territories); data communications services such as frame relay access and transport, web hosting, collocation, security services, and broadband fixed wireless services; and Internet services.  The Local Services segment includes local phone services, access to its local network, consumer long distance services provided to customers within our local franchise territories, and sales of telecommunications equipment.
The Product Distribution and Directory Publishing segment provides wholesale distribution services of telecommunications products and publishes and markets white and yellow page phone directories.  The FON Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity.

Sprint's PCS Group includes Sprint's wireless personal communications services operations.  The PCS Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity.


(1)  In the fourth quarter of 2001, Sprint recorded a charge for litigation in the Global Markets Division which reduced operating income by $24 million.

(2)  In the 2001 fourth quarter, Sprint recorded an asset impairment and restructuring charge that represents the termination of
     Sprint ION as well as additional steps to reduce overall operating costs.
     In the 2000 fourth quarter, Sprint recorded a $238 million asset impairment representing the writedown of the Global Markets
     Division's Paranet operations.

(3)  Includes FON Group merger costs of $163 million in the 2000 second quarter related to the proposed WorldCom merger, which was terminated.


                                                                          Sprint Corporation
                                                                      CONSOLIDATED BALANCE SHEETS
                                                                             (millions)


                                                                                           Sprint Corporation
                                                                                  --------------------------------------
                                                                                              Consolidated
                                                                                  --------------------------------------
                                                                                    December 31,         December 31,
                                                                                        2001                 2000
                                                                                  --------------------------------------

Assets
 Current Assets
  Cash and equivalents                                                                    $    330             $    239
  Accounts receivable, net                                                                   3,806                4,028
  Inventories                                                                                  690                  949
  Receivables from the PCS Group                                                                 -                    -
  Prepaid expenses and other                                                                   753                  757
------------------------------------------------------------------------------------------------------------------------
  Total current assets                                                                       5,579                5,973

 Net property, plant and equipment                                                          28,977               25,316

 Net intangible assets                                                                       8,909                9,405

 Other                                                                                       2,385                2,374
------------------------------------------------------------------------------------------------------------------------

 Total                                                                                    $ 45,850             $ 43,068
                                                                                  --------------------------------------

Liabilities and shareholders' equity
 Current liabilities
  Short-term borrowings including current maturites of long-term debt                     $  4,401             $  1,205
  Accounts payable and accrued interconnection costs                                         2,699                2,832
  Construction obligations                                                                     577                  997
  Accrued restructuring costs                                                                  430                    -
  Payables to the FON Group                                                                      -                    -
  Other                                                                                      3,386                2,934
------------------------------------------------------------------------------------------------------------------------
  Total current liabilities                                                                 11,493                7,968

 Noncurrent liabilities
  Long-term debt and capital lease obligations                                              16,501               17,514
  Equity unit notes                                                                          1,725                    -
  Deferred income taxes and investment tax credits                                           1,553                1,827
  Other                                                                                      1,706                1,787
------------------------------------------------------------------------------------------------------------------------
  Total noncurrent liabilities                                                              21,485               21,128

 Redeemable preferred stock                                                                    256                  256

 Common stock and other shareholders' equity
  Common stock
   Class A FT                                                                                   22                  108
   Class A DT                                                                                    -                  108
   FON                                                                                       1,778                1,598
   PCS                                                                                         987                  933
   Other shareholders' equity                                                                9,829               10,969
   Combined attributed net assets                                                                -                    -
------------------------------------------------------------------------------------------------------------------------
  Total shareholders' equity                                                                12,616               13,716
------------------------------------------------------------------------------------------------------------------------

  Total                                                                                   $ 45,850             $ 43,068
                                                                                  --------------------------------------

The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.










   Eliminations/Reclassifications                  Sprint FON Group                         Sprint PCS Group
--------------------------------------   --------------------------------------   --------------------------------------
   December 31,        December 31,        December 31,         December 31,        December 31,         December 31,
       2001                2000                2001                 2000                2001                 2000
--------------------------------------   --------------------------------------   --------------------------------------



            $    -             $    -            $    151             $    122            $    179             $    117
                 -                  -               2,415                3,126               1,391                  902
                 -                  -                 248                  434                 442                  515
              (234)              (334)                234                  334                   -                    -
                 -                (28)                454                  469                 299                  316
-------------------  -----------------   -----------------    -----------------   -----------------    -----------------
              (234)              (362)              3,502                4,485               2,311                1,850

               (47)               (39)             17,508               15,833              11,516                9,522

                 -                  -               1,567                1,671               7,342                7,734

              (280)              (383)              1,644                2,100               1,021                  657
--------------------------------------   --------------------------------------   --------------------------------------

            $ (561)            $ (784)           $ 24,221             $ 24,089            $ 22,190             $ 19,763
--------------------------------------   --------------------------------------   --------------------------------------



            $    -             $  (65)           $  2,056             $  1,026            $  2,345             $    244
                 -                  -               2,018                2,145                 681                  687
                 -                  -                   -                    -                 577                  997
                 -                  -                 430                    -                   -                    -
              (234)              (269)                  -                    -                 234                  269
               (47)               (67)              1,851                1,806               1,582                1,195
--------------------------------------   --------------------------------------   --------------------------------------
              (281)              (401)              6,355                4,977               5,419                3,392


                 -               (104)              3,258                3,482              13,243               14,136
                 -                  -                   -                    -               1,725                    -
                 -                 (6)              1,552                1,743                   1                   90
                 -                  -               1,342                1,534                 364                  253
--------------------------------------   --------------------------------------   --------------------------------------
                 -               (110)              6,152                6,759              15,333               14,479

              (280)              (280)                 10                   10                 526                  526



                22                108                   -                    -                   -                    -
                 -                108                   -                    -                   -                    -
             1,778              1,598                   -                    -                   -                    -
               987                933                   -                    -                   -                    -
             9,829             10,969                   -                    -                   -                    -
           (12,616)           (13,709)             11,704               12,343                 912                1,366
--------------------------------------   --------------------------------------   --------------------------------------
                 -                  7                   -                    -                   -                    -
--------------------------------------   --------------------------------------   --------------------------------------

            $ (561)            $ (784)           $ 24,221             $ 24,089            $ 22,190             $ 19,763
--------------------------------------   --------------------------------------   --------------------------------------





                                                                           Sprint Corporation
                                                               CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                                                              (millions)


                                                                                          Sprint Corporation
                                                                                 -------------------------------------
                                                                                             Consolidated
----------------------------------------------------------------------------------------------------------------------
Year-to-Date December 31,                                                              2001               2000
----------------------------------------------------------------------------------------------------------------------



Operating Activities
    Net income (loss)                                                                     $ (1,401)          $     93
    Discontinued operation, net                                                                  -               (675)
    Equity in net losses of affiliates                                                         175                256
    Depreciation and amortization                                                            4,599              4,144
    Deferred income taxes                                                                     (695)              (205)
    Losses on write-down of assets                                                           1,498                365
    Changes in assets and liabilities                                                          615                427
    Other, net                                                                                 (83)              (108)
----------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by operating activities                                             4,708              4,297
----------------------------------------------------------------------------------------------------------------------

Investing Activities
    Capital expenditures                                                                    (9,046)            (7,152)
    Investments in and loans to affiliates, net                                                (66)              (889)
    Proceeds from sales of other assets                                                        301                258
    Other, net                                                                                  33                 (9)
----------------------------------------------------------------------------------------------------------------------
Net cash used by continuing operations                                                      (8,778)            (7,792)
Proceeds from the sale of Global One                                                             -              1,403
----------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                                       (8,778)            (6,389)
----------------------------------------------------------------------------------------------------------------------

Financing Activities
    Increase (Decrease) in debt, net                                                         2,263              2,257
    Proceeds from equity unit notes                                                          1,725                  -
    Proceeds from common stock issued                                                          611                281
    Dividends paid                                                                            (451)              (448)
    Other, net                                                                                  13                121
----------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                                             4,161              2,211
----------------------------------------------------------------------------------------------------------------------

Increase in cash and equivalents                                                                91                119

Cash and equivalents at beginning of period                                                    239                120
----------------------------------------------------------------------------------------------------------------------

Cash and equivalents at end of period                                                     $    330           $    239
                                                                                 -------------------------------------


The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.











    Eliminations/Reclassifications                 Sprint FON Group                         Sprint PCS Group
---------------------------------------  -------------------------------------    -------------------------------------
        2001               2000                 2001              2000                  2001               2000
---------------------------------------  -------------------------------------    -------------------------------------



                 $ -               $ -               $ (147)          $ 1,964              $ (1,254)          $ (1,871)
                   -                 -                    -              (675)                    -                  -
                   -                 -                   64               201                   111                 55
                   -                 -                2,449             2,267                 2,150              1,877
                   -                 -                 (238)              386                  (457)              (591)
                   -                 -                1,495               365                     3                  -
                  (3)                -                1,074               (91)                 (456)               518
                   3                 -                  (95)             (112)                    9                  4
---------------------------------------  -------------------------------------    -------------------------------------
                   -                 -                4,602             4,305                   106                 (8)
---------------------------------------  -------------------------------------    -------------------------------------


                   -                 -               (5,295)           (4,105)               (3,751)            (3,047)
                   -                 -                  (37)             (686)                  (29)              (203)
                   -                 -                  263                51                    38                207
                   -                 -                   33                 2                     -                (11)
---------------------------------------  -------------------------------------    -------------------------------------
                   -                 -               (5,036)           (4,738)               (3,742)            (3,054)
                   -                 -                    -             1,403                     -                  -
---------------------------------------  -------------------------------------    -------------------------------------
                   -                 -               (5,036)           (3,335)               (3,742)            (3,054)
---------------------------------------  -------------------------------------    -------------------------------------


                   -                 -                1,021              (588)                1,242              2,845
                   -                 -                    -                 -                 1,725                  -
                   -                 -                   24               160                   587                121
                   -                 -                 (437)             (433)                  (14)               (15)
                   -                 -                 (145)              (91)                  158                212
---------------------------------------  -------------------------------------    -------------------------------------
                   -                 -                  463              (952)                3,698              3,163
---------------------------------------  -------------------------------------    -------------------------------------

                   -                 -                   29                18                    62                101

                   -                 -                  122               104                   117                 16
---------------------------------------  -------------------------------------    -------------------------------------

                 $ -               $ -                $ 151             $ 122                 $ 179              $ 117
---------------------------------------  -------------------------------------    -------------------------------------






                                                                      Sprint FON Group
                                                             SUMMARY FINANCIAL INFORMATION (1)
                                                                (all amounts per share data)


                                                              Quarters ended                           Year-to-date
                                                                December 31,                            December 31,
                                                   ------------------------------------   ------------------------------------
                                                         2001                 2000              2001                 2000
                                                   ------------------------------------   ------------------------------------



Diluted earnings per common share (2)
  Income from continuing operations - pro forma        $  0.31              $ 0.53            $  1.60             $  2.18
  Sprint ION losses                                      (0.04)              (0.12)             (0.38)              (0.37)
---------------------------------------------------------------------------------------   ------------------------------------
    Income from continuing operations -
         excluding one-time items                         0.27                0.41               1.22                1.81

  One-time items
   Restructuring and asset impairments                   (1.27)              (0.30)             (1.45)              (0.29)
   Net gain on sale of Investment                            -                   -                  -                0.05
   Benefit Plan Curtailment Gain                             -                   -               0.09                   -
   Litigation Charge                                     (0.02)                  -              (0.02)                  -
   Merger Related Costs                                      -                   -                  -               (0.12)
----------------------------------------------------------------------------------------   ------------------------------------
     Total                                               (1.29)              (0.30)             (1.38)              (0.36)
----------------------------------------------------------------------------------------   ------------------------------------

  Income from continuing operations - as reported      $ (1.02)             $ 0.11            $ (0.16)            $  1.45
                                                    ------------------------------------   ------------------------------------



(1) Pro forma information is presented as if the Sprint ION termination occurred at the beginning of 2000 and excludes one-time items.  Pro forma results should be viewed in connection with the Consolidated Statements of Operations for the fourth quarter and years ended December 31 contained in this Press Release.

(2) As the effects of including the incremental shares associated with options and ESPP shares are antidilutive, both basic earnings per share and diluted earnings per share reflect the same calculation in these condensed statements of consolidated operations for the fourth quarter and full year ended December 31, 2001.





                                                      Sprint FON Group
                                              SUMMARY FINANCIAL INFORMATION (1)
                                                         (millions)


                                                                      Quarters ended                    Year-to-date
                                                                       December 31,                     December 31,
                                                               ------------------------------   ------------------------------
                                                                    2001            2000             2001            2000
                                                               ------------------------------   ------------------------------



Operating Income - pro forma                                            $ 428          $ 758           $ 2,351        $ 3,366
Sprint ION operating loss                                                 (57)          (160)             (538)          (532)
---------------------------------------------------------------------------------------------   ------------------------------
    Operating income - excluding one-time items                           371            598             1,813          2,834

One-time items
 Restructuring and asset impairments                                   (1,804)          (238)           (1,804)          (238)
 Litigation Charge                                                        (24)             -               (24)             -
 Merger Related Costs                                                       -              -                 -           (163)
---------------------------------------------------------------------------------------------   ------------------------------
  Total                                                                (1,828)          (238)           (1,828)          (401)
---------------------------------------------------------------------------------------------   ------------------------------
Operating income - as reported                                       $ (1,457)         $ 360             $ (15)       $ 2,433
                                                               ------------------------------   ------------------------------



EBITDA - pro forma (2)                                                $ 1,032        $ 1,329           $ 4,677        $ 5,554
Sprint ION EBITDA                                                         (57)          (133)             (415)          (453)
---------------------------------------------------------------------------------------------   ------------------------------
    EBITDA - excluding one-time items                                     975          1,196             4,262          5,101

One-time items
 Restructuring and asset impairments                                   (1,804)          (238)           (1,804)          (238)
 Litigation Charge                                                        (24)             -               (24)             -
 Merger Related Costs                                                       -              -                 -           (163)
---------------------------------------------------------------------------------------------   ------------------------------
  Total                                                                (1,828)          (238)           (1,828)          (401)
---------------------------------------------------------------------------------------------   ------------------------------
EBITDA - as reported                                                   $ (853)         $ 958           $ 2,434        $ 4,700
                                                               ------------------------------   ------------------------------

(1)  Pro forma information is presented as if the Sprint ION termination occurred at the beginning of 2000 and excludes one-time items.  Pro forma results should be viewed in connection with the Consolidated Statements of Operations for the fourth quarter and years ended December 31 contained in this Press Release.


(2)  EBITDA represents operating income or loss plus depreciation and amortization.




                                                                              Sprint Corporation
                                                                   PRO FORMA SELECTED OPERATING RESULTS (1)
                                                                                  (millions)


------------------------------------------------------------------------------------------------------------------------------------
Quarters Ended,                         December 31,           September 30,              June 30,                   March 31,
--------------------------------------------------------  ----------------------  ------------------------   -----------------------
                                   2001           2000      2001          2000      2001           2000        2001           2000
--------------------------------------------------------  ----------------------  ------------------------   -----------------------



Global Markets Division (2)

 Net operating revenues         $ 2,276     $ 2,566         $ 2,497      $ 2,644    $ 2,559      $ 2,686       $ 2,564      $ 2,627
                                ------------------------   ---------------------  ------------------------    ----------------------

 Operating income (loss)        $(1,851)    $    14         $    41      $   355    $   129      $   365       $   170      $   383
                                ------------------------   ---------------------  ------------------------    ----------------------

 EBITDA (4)                     $   187     $   527         $   349      $   621    $   417      $   620       $   443      $   629
                                ------------------------   ---------------------  ------------------------    ----------------------


Sprint FON Group (3)

 Net operating revenues         $ 4,007     $ 4,392         $ 4,236      $ 4,442    $ 4,306      $  4,445      $ 4,355      $ 4,404
                                ------------------------   ---------------------  ------------------------    ----------------------

 Operating income (loss)        $(1,400)    $   520         $   582      $   853    $   664      $    716      $   677      $   876
                                ------------------------   ---------------------  ------------------------    ----------------------

 EBITDA (4)                     $ 1,032     $ 1,329         $ 1,178      $ 1,405    $ 1,233      $  1,418      $ 1,234      $ 1,402
                                ------------------------   ---------------------  ------------------------    ----------------------


(1)     Pro forma information is presented as if the Sprint ION termination occurred at the beginning of 2000.
(2)     Results should be viewed in connection with the Selected Operating Results contained in this Press Release
(3)     Results should be viewed in connection with the Consolidated Statements of Operations for the years ended December 31 contained in this Press Release.
(4)     EBITDA represents operating income or loss plus depreciation, amortization and one-time items.




                                                  Sprint Corporation
                                                      PCS GROUP
                                                NET CUSTOMER ADDITIONS
                                                     (thousands)



                                                                         Quarter ended December 31, 2001
                                                         --------------------------------------------------------------
                                                            Direct           Resale         Affiliate         Total
                                                         --------------   -------------    ------------    ------------



Operational net additions                                        1,114             (68)            381           1,427

Purchases (Sales), net                                               -               -               -               -
-----------------------------------------------------------------------------------------------------------------------

Reported net additions                                           1,114             (68)            381           1,427
                                                         --------------------------------------------------------------



                                                                          Year-to-date December 31, 2001
                                                         --------------------------------------------------------------
                                                            Direct           Resale         Affiliate         Total
                                                         --------------   -------------    ------------    ------------

Operational net additions                                        4,026             (91)          1,219           5,154

Purchases (Sales), net                                             (14)              -              14               -
-----------------------------------------------------------------------------------------------------------------------

Reported net additions                                           4,012             (91)          1,233           5,154
                                                         --------------------------------------------------------------

Ending customers - December 31, 1999                             5,723              72             193           5,988
Ending customers - December 31, 2000                             9,543             310             809          10,662
Ending customers - December 31, 2001                            13,555             219           2,042          15,816
                                                         --------------------------------------------------------------



      2. News Release Correction. Also on February 4, 2002, Sprint notified PR Newswire, which distributes Sprint's press releases, of an error in the Business Outlook portion of Sprint's news release regarding earnings. PR Newswire issued a news release containing the correction. The correcting news release was as follows:

     In the news release, Sprint (NYSE: FON, PCS) Announces Fourth Quarter and Full-Year 2001 Results, we are advised by the company that the third sentence of the second paragraph in the section titled "Business Outlook", should read "to approach $4.6 billion" rather than "$4.6 million" as originally issued inadvertently. The corrected section "Business Outlook" follows:

     Business Outlook
     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

     Sprint expects FON Group earnings per share, excluding losses for ION, to approach $1.40 for the full year, which would be at the low end of previous guidance. The current mean analyst estimate for FON Group earnings is $1.35, which Sprint believes could include as much as five cents of losses related to ION. The company currently expects FON Group EBITDA to approach $4.6 billion for the year 2002. FON Group capital expenditures are expected to be around $3.4 billion.

     Fourth quarter results for the PCS Group and the industry suggest that growth in the near-term will be slower than anticipated just a few months ago. Previous estimates for PCS subscriber growth for 2002 of 3.6 million to 3.7 million net customer additions were largely based on what was then a consensus forecast of incremental industry penetration of about 22 million new users. This industry consensus is now closer to 17 million. Assuming Sprint maintains a consistent share of customer acquisitions with this lower industry forecast, PCS subscriber growth would be forecasted to be approximately 3 million net additions or slightly better for 2002.

     In response to an expected lower level of near-term growth, Sprint expects to adjust spending and investment to continue focusing on profitability. Full-year PCS Group EBITDA expectations continue to be approximately $3 billion, or roughly double 2001 levels.

     Full-year 2002 capital expenditures are now expected to be approximately $3.4 billion, compared to previous guidance of around $3.5 billion. Sprint will continue to monitor economic developments closely and intends to adjust spending and capital investment in concert with growth.

     Sprint's overall incremental cash requirements in 2002 are now expected to be approximately $1.7 billion and without any NextWave spectrum requirements, this would be reduced to about $1.4 billion. Sprint continues to have flexibility in terms of access to the capital markets and can readily meet its funding needs. The company also continues to believe financing can be partially sourced through asset monetization.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                      SPRINT CORPORATION


Date: February 6, 2002                By: /s/ Michael T. Hyde
                                          Michael T. Hyde
                                          Assistant Secretary